Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ocean Power Technologies, Inc. on Form S-3 (Nos. 333-275843, 333-273044, and 333-281283) and Form S-8 (Nos. 333-208522, 333-214316, 333-224436, 333-232755, 333-252372, 333-262684, 333-269344, 333-277728, 333-284643, and 333-288874) of our report dated July 25, 2024, except for Note 15 as to which the date is July 24, 2025, on our audit of the financial statements as of April 30, 2024 and for the year then ended, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

July 24, 2025